Exhibit 16.1

March 11, 2026

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

U.S.A.

Re: VERNAL CAPITAL ACQUISITION CORP.

Commissioners:

We have read the statements made by Vernal Capital Acquisition Corp. under the caption “CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” included in the Form S-1/A filed with the Securities and Exchange Commission on March 11, 2026, and we agree with such statements insofar as they relate to our firm.

We have no basis to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Guangdong Prouden CPAs GP
Guangdong Prouden CPAs GP
Guangzhou, China
March 11, 2026